EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2020 Fourth Quarter and Annual Results

EL SEGUNDO, Calif., Feb. 18, 2021 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2020.

Financial Overview

	Three months ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions, except percentage and per share amounts)
Net sales	$556.5	$523.0	$2,072.7	$1,981.5
Net income	35.4	25.3	137.7	141.0
Net income as a percentage of net sales	6.4%	4.8%	6.6%	7.1%
Adjusted Net Income (Non-GAAP measure*)	38.8	23.0	138.4	130.1
Adjusted Net Income (Non-GAAP measure*) as a percentage of net sales	7.0%	4.4%	6.7%	6.6%
Earnings Per Share (“EPS”) - Diluted	0.43	0.30	1.66	1.69
Adjusted EPS (Non-GAAP measure*)	0.47	0.27	1.67	1.56
Adjusted EBITDAP (Non-GAAP measure*)	69.0	60.1	270.2	271.7
Adjusted EBITDAP (Non-GAAP measure*) as a percentage of net sales	12.4%	11.5%	13.0%	13.7%
Cash provided by operating activities	225.2	164.8	363.8	261.2
Free cash flow (Non-GAAP measure*)	201.6	138.2	309.2	218.3

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* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

On December 20, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lockheed Martin Corporation (“Lockheed Martin”) and Mizar Sub, Inc., a wholly-owned subsidiary of Lockheed Martin (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly-owned subsidiary of Lockheed Martin. Subject to the terms and conditions set forth in the Merger Agreement, each share of common stock outstanding as of immediately prior to the effective time of the Merger will be automatically converted into the right to receive cash in an amount equal to $56.00 per share, without interest, less, to the extent paid or payable as outlined below, the amount per share of the Pre-Closing Dividend (defined below). On December 19, 2020, the Company’s Board of Directors declared a one-time cash dividend of $5.00 per share (including shares underlying the 2.25% Convertible Senior Notes (“2¼% Notes”) on an as-converted basis) (the “Pre-Closing Dividend”). The Pre-Closing Dividend is payable on March 24, 2021, to the holders of the Company’s shares and convertible senior notes as of the close of business on March 10, 2021. The $56.00 per share price under the Merger Agreement is expected to be reduced to $51.00 after the pre-closing payment of the Pre-Closing Dividend to the Company’s stockholders and holders of its 2¼% Notes on as-converted basis.

“I am very proud of the excellent performance we’ve seen in 2020. Despite the challenges faced in 2020 with the global COVID-19 pandemic, our employees and our suppliers displayed a combined commitment to meeting and exceeding the expectations of our customers. We reported record sales in the fourth quarter of $557 million, and full year sales were up 5% from a year ago and exceeded $2 billion of sales for the first time since the transformative Aerojet Rocketdyne merger in 2013. We also had free cash flow generation of $202 million in the fourth quarter and $309 million for the full year,” said Eileen P. Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc. “In addition to our strong financial performance, we were selected as part of Northrop Grumman’s team to develop a large solid rocket motor and the post-boost propulsion system for the Ground Based Strategic Deterrent program and we received the related contract award for the Engineering, Manufacturing and Development phase of the program; we received a $1.8 billion contract award to produce an additional 18 RS-25 engines for NASA’s Space Launch System; and in December we announced an agreement to be acquired by Lockheed Martin in an all-cash transaction with a total equity value of $5.0 billion. Joining Lockheed Martin is a testament to the world-class organization and team that we have created and we are excited about this next chapter in Aerojet Rocketdyne’s story,” added Drake. Adjusted EBITDAP margins were 13.3% for the year after excluding the $6.2 million incremental stock-based compensation from the stock price increase immediately following the acquisition announcement. Backlog at December 31, 2020, totaled $6.7 billion, of which $2.2 billion is expected to convert to sales in the next twelve months. Drake concluded, “We look forward to continued strong performance and the bright future ahead for us.”

Fourth quarter of 2020 compared with fourth quarter of 2019

The increase in net sales was primarily driven by Standard Missile, Terminal High Altitude Area Defense (“THAAD”), and RS-25 programs.

The increase in net income was impacted by (i) improved performance and risk retirements on the THAAD, RS-68, and RL-10 programs and (ii) lower depreciation expense. These factors were partially offset by (i) higher stock-based compensation, primarily related to increases in the fair value of the stock appreciation rights in the current period and (ii) Merger related costs in the current period. The Company had $18.5 million of net favorable changes in contract estimates on net income in the current period compared with $3.4 million of unfavorable changes in the fourth quarter of 2019.

2020 compared with 2019

The increase in net sales was primarily driven by the RS-25, Medium Range Ballistic Missile (“MRBM”), and Guided Multiple Launch Rocket System (“GMLRS”) programs partially offset by a decline on the Commercial Crew Development program and the cancellation in 2019 of the Redesigned Exoatmospheric Kill Vehicle (“RKV”) program.

The decrease in net income was impacted by the following: (i) cost growth on a portion of the Standard Missile program in 2020; (ii) cost growth and performance issues in 2020 on the Commercial Crew Development program; (iii) the reserve release upon the final AJ-60 solid rocket motor delivery in 2019; (iv) higher retirement benefits expense; and (v) Merger related costs in the current period. These factors were partially offset by (i) improved performance and risk retirements on the RS-68, MRBM, and THAAD programs and (ii) lower depreciation expense. The Company had $34.5 million of net favorable changes in contract estimates on net income in 2020 compared with net favorable changes of $28.2 million in 2019.

Backlog

As of December 31, 2020, the Company’s total remaining performance obligations, also referred to as backlog, totaled $6.7 billion, compared with $5.4 billion as of December 31, 2019. The Company expects to recognize approximately 32%, or $2.2 billion, of the remaining performance obligations as sales over the next twelve months. A summary of the Company’s backlog is as follows:

	As of December 31,
	2020	2019
	(In billions)
Funded backlog	$3.0	$2.1
Unfunded backlog	3.7	3.3
Total backlog	$6.7	$5.4

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Treasury Stock

During 2020, the Company repurchased 1.3 million of its common shares at a cost of $51.7 million. The Company reflects stock repurchases in its financial statements on a “settlement” basis.

Retirement Benefit Plans

The Company’s tax-qualified pension plan assets were as follows:

	As of December 31,
	2020	2019
	(In millions)
Tax-qualified pension plan assets	$957.0	$932.5

As of December 31, 2020, the Company’s unfunded pension obligation for the tax-qualified pension plan was $405.2 million. The changes in the pension obligation for the tax-qualified pension plan were as follows (in millions):

Balance as of December 31, 2019	$398.9
Interest costs	41.9
Gain on assets (1)	(117.1)
Company contributions	(14.2)
Discount rate decrease (2)	95.2
Other, net	0.5
Balance as of December 31, 2020	$405.2

_________
(1) The Company’s effective rate of return on plan assets was 15.6% during 2020.
(2) The decrease in the discount rate was due to lower market interest rates used to determine the Company’s pension obligation. The discount rate was 2.52% as of December 31, 2020, compared with 3.28% as of December 31, 2019.

In 2021, the Company expects to make cash contributions of approximately $94 million to its tax-qualified defined benefit pension plan. The Company is generally able to recover contributions related to its tax-qualified defined benefit pension plan as allowable costs on its U.S. government contracts, but there are differences between when the Company contributes to its tax-qualified defined benefit pension plan under pension funding rules and when it is recoverable under Cost Accounting Standards (“CAS”). Accordingly, in 2021, the Company expects to recover approximately $43 million of its tax-qualified defined benefit pension plan contributions as allowable costs.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the Merger. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  failure to complete the Merger could negatively impact the price of our common stock, as well as our future business and financial results;
  reductions, delays or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  loss of key qualified suppliers of technologies, components, and materials;
  the release, unplanned ignition, explosion, or improper handling of dangerous materials used in the Company’s businesses;
  risks inherent to the real estate market;
  the COVID-19 pandemic and its impact on economic and other conditions worldwide, including global spending, sourcing and the business operations of the Company and its customers and suppliers, among others;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s information technology infrastructure, including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  changes in estimates related to contract accounting;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  the substantial amount of debt that places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  changes in LIBOR reporting practices or the method by which LIBOR is determined;
  failure to secure contracts;
  costs and time commitment related to potential and/or actual acquisition activities, including the Merger, may exceed expectations;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure of the Company’s information technology infrastructure or failure to perform by the Company’s third party service providers;
  product failures, schedule delays or other problems with existing or new products and systems;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by insurance;
  limitations associated with our stockholders’ ability to obtain favorable judgement from the Court of Chancery in the State of Delaware;
  business disruptions to the extent not covered by insurance;
  changes or clarifications to current tax law or procedural guidance could adversely impact the Company’s tax liabilities and effective tax rate;
  exposures and uncertainties related to claims and litigation, including litigation arising from the Merger;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  inability to protect the Company’s patents and proprietary rights; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Investors: Kelly Anderson, investor relations 310.252.8155

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Net sales	$556.5	$523.0	$2,072.7	$1,981.5
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	449.6	443.5	1,701.3	1,613.6
Selling, general and administrative expense	25.1	9.4	56.1	53.6
Depreciation and amortization	15.6	21.1	65.3	74.5
Other expense (income), net:
Environmental remediation provision adjustments	1.0	0.4	4.3	2.1
Other	7.2	(0.1)	5.1	(0.5)
Total operating costs and expenses	498.5	474.3	1,832.1	1,743.3
Operating income	58.0	48.7	240.6	238.2
Non-operating:
Retirement benefits expense	9.2	6.6	36.6	26.1
Interest income	(1.6)	(3.6)	(6.3)	(15.5)
Interest expense	7.1	8.5	30.1	35.7
Total non-operating expense, net	14.7	11.5	60.4	46.3
Income before income taxes	43.3	37.2	180.2	191.9
Income tax provision	7.9	11.9	42.5	50.9
Net income	$35.4	$25.3	$137.7	$141.0
Earnings per share of common stock
Basic earnings per share	$0.46	$0.32	$1.76	$1.79
Diluted earnings per share	$0.43	$0.30	$1.66	$1.69
Weighted average shares of common stock outstanding, basic	76.8	77.3	77.4	77.2
Weighted average shares of common stock outstanding, diluted	80.9	82.4	81.9	81.7

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions)
Net Sales:
Aerospace and Defense	$556.0	$520.9	$2,069.4	$1,974.0
Real Estate	0.5	2.1	3.3	7.5
Total Net Sales	$556.5	$523.0	$2,072.7	$1,981.5
Segment Performance:
Aerospace and Defense	$79.8	$47.9	$264.2	$249.1
Environmental remediation provision adjustments	(1.0)	(0.4)	(2.7)	(1.9)
GAAP/CAS retirement benefits expense difference	3.6	4.9	14.7	22.4
Unusual items	1.2	—	(0.6)	(0.3)
Aerospace and Defense Total	83.6	52.4	275.6	269.3
Real Estate	(0.4)	0.6	(1.8)	2.1
Total Segment Performance	$83.2	$53.0	$273.8	$271.4
Reconciliation of segment performance to income before income taxes:
Segment performance	$83.2	$53.0	$273.8	$271.4
Interest expense	(7.1)	(8.5)	(30.1)	(35.7)
Interest income	1.6	3.6	6.3	15.5
Stock-based compensation expense	(18.2)	(2.8)	(31.4)	(27.3)
Corporate retirement benefits expense	(1.9)	(1.8)	(7.5)	(7.2)
Corporate and other	(6.8)	(6.3)	(23.4)	(24.8)
Unusual items	(7.5)	—	(7.5)	—
Income before income taxes	$43.3	$37.2	$180.2	$191.9

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and provisions for unusual items relating to the segment. Excluded from segment performance are: corporate income and expenses, interest expense, interest income, income taxes, and unusual items not related to the segment. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2020	2019
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,149.5	$932.6
Restricted cash	3.0	3.0
Marketable securities	7.0	—
Accounts receivable, net	75.6	112.5
Contract assets	288.6	224.1
Other current assets, net	136.5	145.8
Total Current Assets	1,660.2	1,418.0
Noncurrent Assets
Right-of-use assets	46.8	48.0
Property, plant and equipment, net	423.1	409.9
Recoverable environmental remediation costs	227.7	234.8
Deferred income taxes	81.1	121.9
Goodwill	161.4	161.4
Intangible assets	44.8	58.2
Other noncurrent assets, net	254.8	255.6
Total Noncurrent Assets	1,239.7	1,289.8
Total Assets	$2,899.9	$2,707.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$299.9	$284.7
Accounts payable	99.1	127.3
Reserves for environmental remediation costs	39.8	40.1
Contract liabilities	407.2	262.3
Dividends payable	447.8	—
Other current liabilities	161.9	155.5
Total Current Liabilities	1,455.7	869.9
Noncurrent Liabilities
Long-term debt	324.4	352.3
Reserves for environmental remediation costs	260.8	269.1
Pension benefits	405.2	398.9
Operating lease liabilities	35.7	39.1
Other noncurrent liabilities	184.6	201.8
Total Noncurrent Liabilities	1,210.7	1,261.2
Total Liabilities	2,666.4	2,131.1
Commitments and contingencies
Stockholders’ Equity
Common stock	7.7	7.7
Other capital	583.0	573.3
Treasury stock at cost	(64.4)	(12.7)
(Accumulated deficit) retained earnings	(65.2)	244.9
Accumulated other comprehensive loss, net of income taxes	(227.6)	(236.5)
Total Stockholders’ Equity	233.5	576.7
Total Liabilities and Stockholders’ Equity	$2,899.9	$2,707.8

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended December 31,
	2020	2019
	(In millions)
Operating Activities
Net income	$137.7	$141.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65.3	74.5
Amortization of debt discount and deferred financing costs	9.9	9.4
Stock-based compensation	31.4	27.3
Retirement benefits, net	18.1	21.6
Other, net	(0.4)	(0.6)
Changes in assets and liabilities, net of effects from acquisition in 2019:
Accounts receivable, net	36.9	28.8
Contract assets	(64.5)	11.0
Other current assets, net	9.2	(27.9)
Recoverable for environmental remediation costs	7.1	16.3
Other noncurrent assets	0.6	(6.3)
Accounts payable	(36.8)	20.3
Contract liabilities	144.9	(10.3)
Other current liabilities	(4.4)	(72.5)
Deferred income taxes	37.9	(5.7)
Reserves for environmental remediation costs	(8.6)	(18.7)
Other noncurrent liabilities and other	(20.5)	53.0
Net Cash Provided by Operating Activities	363.8	261.2
Investing Activities
Purchases of marketable securities	(31.7)	—
Sale of marketable securities	25.0	—
Other	0.3	1.1
Capital expenditures	(54.6)	(42.9)
Net Cash Used in Investing Activities	(61.0)	(41.8)
Financing Activities
Debt repayments	(21.7)	(20.8)
Proceeds from shares issued under equity plans	7.5	5.2
Repurchase of shares for withholding taxes and option costs under employee equity plans	(20.0)	(8.5)
Purchase of treasury stock	(51.7)	—
Net Cash Used in Financing Activities	(85.9)	(24.1)
Net Increase in Cash, Cash Equivalents and Restricted Cash	216.9	195.3
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	935.6	740.3
Cash, Cash Equivalents and Restricted Cash at End of Year	$1,152.5	$935.6

Use of Unaudited Non-GAAP Financial Measures

Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS

The Company provides the Non-GAAP financial measures of its performance called Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS. The Company uses these metrics to measure its operating and total Company performance. The Company believes that for management and investors to effectively compare core performance from period to period, the metrics should exclude items that are not indicative of, or are unrelated to, results from the ongoing business operations such as retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of business. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income adjusted to exclude interest expense, interest income, income taxes, depreciation and amortization, retirement benefits net of amounts that are recoverable under the Company's U.S. government contracts, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS exclude retirement benefits net of amounts that are recoverable under its U.S. government contracts and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS do not represent, and should not be considered an alternative to, net income or diluted EPS as determined in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions, except per share and percentage amounts)
Net income	$35.4	$25.3	$137.7	$141.0
Interest expense	7.1	8.5	30.1	35.7
Interest income	(1.6)	(3.6)	(6.3)	(15.5)
Income tax provision	7.9	11.9	42.5	50.9
Depreciation and amortization	15.6	21.1	65.3	74.5
GAAP retirement benefits expense	9.2	6.6	36.6	26.1
CAS recoverable retirement benefits expense	(10.9)	(9.7)	(43.8)	(41.3)
Unusual items	6.3	—	8.1	0.3
Adjusted EBITDAP	$69.0	$60.1	$270.2	$271.7
Net income as a percentage of net sales	6.4%	4.8%	6.6%	7.1%
Adjusted EBITDAP as a percentage of net sales	12.4%	11.5%	13.0%	13.7%

Net income	$35.4	$25.3	$137.7	$141.0
GAAP retirement benefits expense	9.2	6.6	36.6	26.1
CAS recoverable retirement benefits expense	(10.9)	(9.7)	(43.8)	(41.3)
Unusual items	6.3	—	8.1	0.3
Income tax impact of adjustments (1)	(1.2)	0.8	(0.2)	4.0
Adjusted Net Income	$38.8	$23.0	$138.4	$130.1

Diluted EPS	$0.43	$0.30	$1.66	$1.69
Adjustments	0.04	(0.03)	0.01	(0.13)
Adjusted EPS	$0.47	$0.27	$1.67	$1.56

Diluted weighted average shares, as reported and as adjusted	80.9	82.4	81.9	81.7

_________
(1) The income tax impact is calculated using the federal and state statutory rates in the corresponding period.

Free Cash Flow

The Company also provides the Non-GAAP financial measure of Free Cash Flow. Free Cash Flow is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company uses Free Cash Flow, both in presenting its results to stakeholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful because it provides supplemental information to assist investors in viewing the business using the same tools that management uses to evaluate progress in achieving the Company’s goals. The following table summarizes Free Cash Flow:

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions)
Cash provided by operating activities	$225.2	$164.8	$363.8	$261.2
Capital expenditures	(23.6)	(26.6)	(54.6)	(42.9)
Free cash flow	$201.6	$138.2	$309.2	$218.3

Because the Company’s method for calculating these Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.